Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Leslie Tullio 571-303-5689 ltullio@executiveboard.com	June Connor 571-303-6956 jconnor@executiveboard.com
CORPORATE EXECUTIVE BOARD HOSTS 2011 INSTITUTIONAL INVESTOR DAY

Event to be Held on Friday, March 18th at NYSE
Arlington, VA—March 11, 2011—The Corporate Executive Board (CEB) (NYSE: EXBD) today announced that it will host its 2011 institutional investor day on Friday, March 18, 2011 at the New York Stock Exchange. Corporate Executive Board’s Chairman and CEO, Tom Monahan, CFO, Rich Lindahl, and members of the CEB leadership team will be presenting on corporate strategy, market opportunities and growth potential. Presentations will begin at 8:30 a.m.
A live webcast of the event will be available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113226&eventID=3837545. A slide presentation will be available that morning for download. For those unable to participate during the webcast, a replay and materials will be made available online.
About the Corporate Executive Board
The Corporate Executive Board drives faster, more effective decision making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, The Corporate Executive Board provides customers with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by an executive network that spans over 50 countries and represents approximately 85 percent of the world’s Fortune 500 companies, The Corporate Executive Board offers unique research insights along with an integrated suite of exclusive tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. For more information, visit www.exbd.com.
###